Exhibit 99.1

FOR IMMEDIATE RELEASE

BIO-RAD REPORTS SECOND-QUARTER 2007 FINANCIAL RESULTS

HERCULES, CA – August 7, 2007 – Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostics products, announced financial results today for the second quarter ended June 30, 2007.

Second-quarter revenues were $339.1 million in 2007, up 6.7% compared to $317.7 million reported for the second quarter of 2006. On a currency-neutral basis, revenues increased 3.0% compared to the same period last year. In the second quarter of 2006, the Company reported one-time additional revenue of $11.7 million resulting from a licensing settlement agreement reached with bioMérieux. That settlement had a favorable impact on both the second quarter and year-to-date figures for 2006. Excluding revenue gained from the bioMérieux settlement, revenue growth for the second quarter in 2007 was 10.8% compared to the second quarter of 2006.

Net income for the quarter was $25.7 million compared to $32.3 million reported for the same quarter last year. Second-quarter net income for 2007 was $0.96 per share, or $0.95 per share on a fully diluted basis, compared to $1.22 and $1.20, respectively, during the same quarter last year. Net income was approximately the same for the second quarter of 2007 compared to the same quarter in 2006 excluding the net income impact of the 2006 bioMérieux settlement.

Year-to-date revenues grew by 5.7% to $661.6 million compared to the same period last year. Normalizing for the impact of currency effects, growth was 1.7%. Year-to-date net income for 2007 was $52.7 million compared to $63.5 million in the same period last year. On a per share basis, year-to-date net income for 2007 was $1.98 per share, or $1.94 per share on a fully diluted basis, or $2.41 and $2.36, respectively, for the first six months of 2006.

Second-quarter gross margin was 56.0% compared to 58.1% in the same period last year. Gross margin for the second quarter last year was also positively impacted by the agreement reached with bioMérieux. Year-to-date gross margin was 55.8% compared to 57.5% in the same period in 2006.

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Bio-Rad Reports Second-Quarter 2007 Financial Results

“At the halfway mark for 2007, we are encouraged by strong results in certain markets,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “As the year progresses, we will continue to pursue opportunities to expand the business and improve operational efficiencies. We look forward to DiaMed joining Bio-Rad later this year.”

Life Science

Life Science segment net sales for the quarter were $146.0 million, up 8.6% compared to the same period last year. On a currency-neutral basis, segment sales increased by 5.2%. Overall performance in this segment benefited from an increase of both sales of the ProteOn™ XPR36 protein interaction array system as well as the Bio-Plex® suspension array system and reagents. Sales of process chromatography media, particularly CHT™ Ceramic Hydroxyapatite were strong as the products continued to gain broad market acceptance. CHT Ceramic Hydroxyapatite is used in the purification stages in the manufacture of a variety of pharmaceuticals and vaccines. Sales results in the Life Science segment were somewhat tempered by continued erosion of BSE (bovine spongiform encephalopathy) testing revenue, as both the number of animals tested and the average selling price continues to decline.

Clinical Diagnostics

The Clinical Diagnostics segment reported net sales of $189.8 million for the quarter, up 5.4%

compared to the second quarter last year, or 1.4% excluding currency effects. However, excluding a one-time settlement agreement reached with bioMérieux in the second quarter last year, net sales were up 12.7%. These results were largely due to continued growth across all product lines, especially in blood virus, autoimmune, and quality control products. During the quarter, the Company announced that it had signed a definitive agreement to acquire Switzerland-based DiaMed Holding AG, which develops, manufactures, and markets a complete line of reagents and instruments used in blood typing and screening. In April, the Clinical Diagnostics segment introduced Epstein Barr Virus kits for use on the BioPlex® 2200 system, a fully-automated multiplex testing system that can generate multiple results from a single patient sample. During the quarter, Bio-Rad signed two multi-year agreements with Quest Diagnostics to place BioPlex 2200 systems and autoimmune test reagents as well as HIV test systems and quality controls in their network of reference laboratories nationwide. Also during the quarter, Bio-Rad and Beckman Coulter announced an agreement regarding the continued development and manufacture of immunodiagnostic tests for blood virus and infectious disease.

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Bio-Rad Reports Second-Quarter 2007 Financial Results

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) August 7, 2007. Interested parties can access the call by dialing 888-713-4214 (in the US),

or 617-213-4866 (international), access number 74604117. The live webcast can be accessed at http://www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the US), or 617-801-6888 (international), access number 30053706, for seven days following the call and the webcast can be accessed at http://www.bio-rad.com for 30 days.

About Bio-Rad

Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), has remained at the center of scientific discovery for more than 50 years manufacturing and distributing a broad range of products for the life science research and clinical diagnostics markets. The Company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 85,000 research and industry customers worldwide through its global network of operations. The Company employs over 5,000 people globally and had revenues of nearly $1.3 billion in 2006. For more information, visit www.bio-rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof.  Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

For more information contact:

Christine Tsingos, Vice President and Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

510-724-7000

investor_relations@bio-rad.com

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net sales	$ 339,114	$ 317,747	$ 661,622	$ 626,085
Cost of goods sold	149,123	133,085	292,250	265,895
Gross profit	189,991	184,662	369,372	360,190
Selling, general and administrative expense	119,551	110,466	227,301	210,536
Product research and development expense	34,754	30,971	67,535	59,062
Interest expense	7,867	7,880	15,736	15,899
Foreign exchange (gains) losses, net	(398)	1,241	(670)	1,252
Other (income) expense, net	(7,495)	(7,753)	(13,681)	(12,295)
Income before taxes	35,712	41,857	73,151	85,736
Provision for income taxes	10,041	9,591	20,483	22,272
Net income	$ 25,671	$ 32,266	$ 52,668	$ 63,464

Basic earnings per share:
Net income	$ 0.96	$ 1.22	$ 1.98	$ 2.41
Weighted average common shares	26,657	26,341	26,619	26,309

Diluted earnings per share:
Net income	$ 0.95	$ 1.20	$ 1.94	$ 2.36
Weighted average common shares	27,164	26,900	27,160	26,865

BIO-RAD LABORATORIES, INC

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 30,
	2007	2006
Current assets:
Cash and cash equivalents	$ 232,403	$ 223,607
Short-term investments	270,463	264,473
Accounts receivable, net	303,266	292,970
Inventories, net	265,185	253,045
Other current assets	96,422	95,682
Total current assets	1,167,739	1,129,777
Net property, plant and equipment	191,605	189,627
Goodwill	121,492	119,492
Purchased intangibles, net	44,272	44,605
Other assets	129,635	112,667
Total assets	$ 1,654,743	$ 1,596,168

Current liabilities:
Notes payable and current maturities of long-term debt	4,604	3,042
Accounts payable	67,229	83,411
Accrued payroll and employee benefits	82,436	92,101
Sales, income and other taxes payable	16,683	19,949
Other current liabilities	110,897	121,030
Total current liabilities	281,849	319,533

Long-term debt, net of current maturities	426,165	425,625
Other long-term liabilities	49,930	31,472
Stockholders’ equity	896,799	819,538
Total liabilities and stockholders’ equity	$ 1,654,743	$ 1,596,168

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2007	2006
Cash flows from operating activities:
Cash received from customers	$ 654,230	$ 612,996
Cash paid to suppliers and employees	(600,174)	(549,519)
Interest paid	(15,026)	(15,403)
Income tax payments	(17,835)	(2,620)
Litigation settlement	(2,082)	(44,960)
Other operating activities	14,318	10,998
Net cash provided by operating activities	33,431	11,492

Cash flows from investing activities:
Cash expenditures, net	(27,270)	(24,851)
Receipt of restricted cash	--	36,138
Other investing activities	(8,712)	(83,043)
Net cash used in investing activities	(35,982)	(71,756)

Cash flows from financial activities;

Proceeds from issuance of common stock	6,162	5,467
Other financing activities	3,193	1,068
Net cash provided by financial activities	9,355	6,535

Effect of exchange rate changes on cash	1,992	2,659

Net increase (decrease) in cash and cash equivalents	8,796	(51,070)
Cash and cash equivalents at beginning of period	223,607	296,716
Cash and cash equivalents at end of period	$ 232,403	$ 245,646

Reconciliation of net income to net cash provided by operating activities:
Net income	$ 52,668	$ 63,464
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,840	26,436
Changes in working capital	(44,755)	(46,749)
Litigation settlement	(2,082)	(44,960)
Other	(1,240)	13,301
Net cash provided by operating activities	$ 33,431	$ 11,492